UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2009

SANSWIRE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-23532	88-0292161
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 NE 3rd Ave., Fort Lauderdale, FL  33301
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (954) 332-3759

Copies to:
Stephen Fleming, Esq.
110 Wall Street, 11th Floor
New York, NY  10005
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2009, the Board of Directors of Sanswire Corp. (the “Company”) appointed William J. Hotz as a director of the Board of Directors of the Company.   There is no understanding or arrangement between Mr. Hotz and any other person pursuant to which Mr. Hotz was selected as a director.  Mr. Hotz does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.

Mr. Hotz will receive 50,000 shares of the Company’s common stock and $5,000 for each quarter of service on the Board of Directors.

Since 2007, Mr. Hotz has been a consultant and advisor with DAC Consulting Inc., a consulting firm owned by our chairman, David A. Christian, on national security, military, and veterans’ issues. From 1997 to 2007, Mr. Hotz served as Agent in Charge of an Inspector General’s office at a federal agency in Washington D.C. From 1971 to 1997, Mr. Hotz served as a Special Agent and Supervisory Special Agent of the U.S. Secret Service with responsibility for the physical protection of the President and Vice President of the United States and their families, as well as heads of state and foreign dignitaries, in the United States and locations around the world. Mr. Hotz received his B.S. in business administration from Villanova University in 1971.

A copy of the press release announcing Mr. Hotz’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release, dated June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANSWIRE CORP.

Date: June 29, 2009	/s/ Jonathan Leinwand
Jonathan Leinwand
Chief Executive Officer